EMPLOYMENT CONTRACT

         THIS EMPLOYMENT AGREEMENT is between Robert L. Costello, Jr. (hereafter called "Employee") and HARDING LAWSON ASSOCIATES GROUP, INC., a Delaware corporation (hereafter called the "Company").

                                    Recitals

        The Company desires to hire Employee as its Chief Executive Officer and appoint him to the Board of Directors as a Director. Accordingly, the Company desires assurances of the continued association and services of Employee, and is therefore willing to engage his services on the terms and conditions set forth below. Employee desires to continue in the employ of the Company and is willing to do so on those terms and conditions.

         NOW, THEREFORE, in consideration of the above Recitals and the mutual promises and conditions in this Agreement, IT IS AGREED AS FOLLOWS:

         1. Term of Employment. Subject to earlier termination as provided in this Agreement, Employee shall be employed for a term of three (3) years, beginning March 19, 1999. The term of this Agreement may be renewed or extended in writing by mutual agreement for succeeding terms of from one (1) to three (3) years each.

         2. Duties of Employee. Employee shall serve the Company in the capacities of Director and Chief Executive Officer and shall use his best efforts to perform all of the customary duties of a person employed in those positions, and such other duties as may from time to time be reasonably requested by the Board of Directors. While serving in these capacities, Employee shall do and perform all services, acts or things necessary or advisable to manage and conduct the business of the Company, subject always to the authority and policies set by the Board of Directors.

         3. Change of Control.
         (a) A First Year Change of Control will be deemed to occur upon the happening of either of the following events, but only if such event takes place prior to March 19, 2000: (1) the acquisition, directly or indirectly, by any unaffiliated "person" (as such term is used in section 13(d) and 14 (d) of the Securities Exchange Act of 1934, as amended) of beneficial ownership of thirty percent (30%) or more of the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors, provided that a Change of Control for the purpose of either Section 3(a) or Section 3(b) of this Agreement shall not be deemed to have occurred by reason of the formation or combining of a group of shareholders who are otherwise unaffiliated for the purpose of making recommendations to the Board of Directors, or (2) Continuing Directors cease to constitute at least a majority of the Board of Directors. If a First Year Change of Control occurs and if within six months of the First Year Change of Control the Employee's employment is terminated by the Company or any parent or successor of the Company without cause or the Employee terminates his employment based upon a material reduction of his duties or responsibilities under this Agreement, (1) Employee shall be entitled to a lump sum bonus payment of Four Hundred Twenty-Seven Thousand Five Hundred Dollars ($427,500), an amount equal to One Hundred Fifty percent (150%) of Employee's initial Base Salary and (2) the stock options described in Section 13 shall vest immediately. "Continuing Directors" as used herein shall mean the directors of the Company in office on March 19, 1999 and any directors whose nominations or selections are approved by a majority of the Continuing Directors in office at the time of such nominations or selections.

         (b) In addition, if a First Year Change of Control occurs, the Employee shall receive Two Hundred Fifty Thousand Dollars ($250,000) if (1) the First Year Change of Control occurs as a result of a transaction that results in the Company's Common Stock no longer being publicly traded and if the closing sale price of the Company's Common Stock as reported in the Wall Street Journal exceeds Ten Dollars ($10) per share on the last day on which the Company's Common Stock was publicly traded prior to the closing of such transaction or (2) the First Year Change of Control does not result in the Company's Common Stock no longer being publicly traded and the average closing sale price of the Company's Common Stock as reported in the Wall Street Journal exceeds Ten Dollars ($10) per share, as adjusted, for any fifteen (15) consecutive trading days during the ninety (90) calendar day period immediately following the date on which the Change of Control occurs. Such payment shall be made within ninety
(90) days of the date on which the Company's Common Stock price becomes determinable under the provisions of the preceding sentence.

         (c) A Future Change of Control will be deemed to occur upon the happening of either of the events defined in the first sentence of Section 3(a) above on or after March 19, 2000. If a Future Change of Control occurs and if within six months of the Future Year Change of Control the Employee's employment is terminated by the Company or any parent or successor of the Company without cause or the Employee terminates his employment based upon a material reduction of his duties or responsibilities under this Agreement, (1) Employee shall be entitled to a lump sum bonus payment of One Hundred Fifty percent (150%) of Employee's then-current Base Salary and (2) the stock options described in
Section 13 shall vest immediately.

         (d) Notwithstanding the foregoing, a Change of Control will not be deemed to have occurred in any transaction or acquisition in which the Employee leads or will hold more than a 0.5% equity interest in the surviving company.

         (e) If any payments are made to Employee under this Section, Employee shall not be entitled to any payments under Sections 4 or 6 hereof.

         (f) Certain Additional Payments. If any payments, distributions or other benefits by or from the Company to or for the benefit of the Employee (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payment required under this Section 3(f) (collectively, the "Payment") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code or any interest or penalties are incurred by the Employee with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Employee shall be entitled to receive from the Company an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Employee of all taxes (including, without limitation, any income and employment taxes and any interest and penalties imposed with respect thereto) and the Excise Tax imposed upon the Gross-Up Payment, the Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment. All calculations required by this
Section 3(f) shall be performed by the independent auditors retained by the Company most recently prior to the Change of Control (the "Auditors"), based on information supplied by the Company and the Employee. All fees and expenses of the Auditors shall be paid by the Company.

         4. Change of Duties. If the Board of Directors materially reduces Employee's duties or responsibilities under this Agreement, Employee, at his option, may terminate this Agreement prior to the conclusion of the term of employment. In that event, subject to the provisions of Section 3(e), Employee shall be entitled to receive, as severance pay, the amounts set forth in Section
6. In the event of such termination, the provisions of Sections 16 through 20 shall nevertheless remain in full force and effect unless specifically waived in writing by the Company.

         5. Termination Without Cause. This Agreement is subject to termination at the option of the Company without cause, subject to the provisions of Section 6 hereof governing compensation after termination. In the event of termination without cause by the Company, the provisions of Sections 16 through 20 shall nevertheless remain in full force and effect unless specifically waived in writing by the Company.

         6. Compensation After Termination Without Cause. If this Agreement is terminated without cause by the Company, Employee shall receive those employee benefits and compensation which shall have accrued prior to such termination and shall receive as severance pay the sum of Two Hundred percent (200%) of Employee's then-current Base Salary, subject to the provisions of Section 3(e) and to the Employee's executing on behalf of the Company a satisfactory release of any and all claims against the Company in the form attached hereto as Exhibit
A. All amounts payable as severance pay shall be payable in the same installments as if Employee were still employed by the Company. In addition, the Company will continue to pay the cost of maintaining the health insurance coverage then being provided by the Company to the Employee for a period of one year after termination.

         Except as provided in this Agreement, after termination of this Agreement (whether with or without cause, by death or disability, by resignation or by mutual consent), the Company shall not have any duty or obligation to continue to provide, at the Company's expense, any of Employee's benefits, including but not limited to life and disability insurance (provided, however, that to the extent allowable under the Company's plans the Employee can continue such coverage at his expense); nor shall the Company be required to pay Employee any severance pay (except any accrued vacation balance) in addition to that set forth herein. The voluntary and temporary continuation of any benefits by the Company shall not create an obligation to continue such benefits for any length of time after termination, and any such continuance beyond termination shall be in the absolute discretion of the Board of Directors.

         It is not the intent of this Section 6 to reduce any fully vested benefits to which Employee is otherwise entitled under any insurance policy, salary deferral plan, deferred bonus plan or similar plan. Employee's benefits under such plans shall be governed by the provisions of those plans. Employee's benefits under any policy of insurance shall be governed by the terms of the policy.

  7.  Termination for Cause.

         (a) The Company reserves the right to terminate this Agreement at any time if Employee willfully breaches or unjustifiably neglects the duties which he is required to perform under the terms of this Agreement or commits material acts of dishonesty, discloses confidential information, is guilty of gross carelessness, professional negligence, misconduct, fraud or misrepresentation or commits other acts that would prevent the effective performance of his duties, or acts in a negligent way that has a direct, substantial, and adverse effect on the Company's reputation or profitability; or fails or refuses to perform the reasonable duties of the Chief Executive Officer, after 30 days' notice by the Company, during which thirty (30) day period Employee shall have the opportunity to cure said failure or refusal to perform reasonable duties.

         (b) The Company may, at its option, immediately terminate this Agreement for the reasons stated in this Section by giving written notice of termination to Employee without prejudice to any other remedy to which the Company may be entitled, either at law, in equity or under this Agreement.

         (c) Upon termination for cause, Employee shall be entitled to receive only those employment benefits and compensation which shall have accrued prior to such termination, and shall not be entitled to receiveseverance compensation, or any other or further compensation; however, it is not the intent of this Section to reduce any fully vested benefits to which Employee is otherwise entitled under any insurance policy, salary deferral plan, stock option plan, deferred bonus plan or similar plan. Employee's benefits under such plans shall be governed by the provisions of those plans. Employee's benefits under any policy of insurance shall be governed by the terms of the policy.

         (d) In the event of termination for cause, all the provisions of Sections 16 through 20 hereof shall survive such termination and continue in full force and effect.

         8. Termination on Death or Disability. In the event of Employee's death, this Agreement shall terminate on the last day of the calendar month after the month in which his death occurs.

         In the event of Employee's disability, this Agreement shall terminate at the discretion of the Board of Directors, subject, however, to the provisions of Sections 16 through 20 hereof, which shall survive such termination and continue in full force and effect.

         In the event of Employee's death or permanent disability as determined by the Board of Directors, Employee shall be entitled to receive only those employment benefits and compensation which shall have accrued prior to such death or disability and shall not be entitled to receive severance compensation, or any other or further compensation.

         For purposes of this Agreement, disability shall mean a mental or physical disease or injury that substantially impairs or prevents the ability of Employee to perform normal services for the benefit of the Company or any affiliated Company and which can reasonably be expected to be of long, continued or indefinite duration. The disability of Employee shall be reasonably determined by the Board of Directors, upon the basis of such evidence as the Board deems necessary and desirable.

         In the event that the Board of Directors chooses (at least initially) not to terminate this Agreement because of disability, then to the extent that Employee receives payments from any Company-maintained disability insurance policy during the period in which the Company is obligated to make salary payments under this Agreement, the Company shall be relieved of the obligation to make such basic salary payments to Employee to the extent of the amounts so received by Employee.

         9. Dedication of Services. Employee agrees that while Employee is employed by the Company, during normal business hours Employee shall devote Employee's entire productive time, ability and attention to the business of the Company. Employee further agrees that during the term of this Agreement or any extension thereof, Employee will not, without the Company's prior written consent, engage in any other business activities, except personal investments. The foregoing shall not preclude Employee from engaging in appropriate civic, charitable or religious activities.

         10. Place of Employment. Unless the parties agree otherwise in writing, during the employment term Employee shall perform the services he is required to perform under this Agreement at the Company's headquarters, which are presently in Novato, California. The Company may from time to time require Employee to travel temporarily to other locations on Company business.

         11. Salary. The Company shall pay a base salary to Employee at the rate of $285,000 per year, payable in equal monthly or bi-monthly installments. Employee's base salary shall be subject to review annually by the Board of Directors, but Employee's salary shall not be reduced below the base salary set forth in this Agreement.

         12. Incentive Compensation. In addition to the base salary provided for above, Employee will be eligible to participate in an incentive compensation plan containing performance goals set by the Company. The target bonus will be 50% of base salary if specific goals which have been approved by the Board of Directors are achieved. In addition, a formula will be developed and approved by the Board which will allow the bonus to reach 100% of base salary for meeting goals that exceed the goal set for the target bonus. Such bonus shall be paid upon the completion of the fiscal year-end audit.

         13. Stock Options and Stock Purchases. Employee will receive on the commencement of his employment on March 19, 1999 non-qualified stock options covering Two Hundred Thousand (200,000) shares of the Company's Common Stock. The options on One Hundred Thousand (100,000) of such shares shall be granted pursuant to a stock option agreement in the form of Exhibit B hereto and shall be exercisable at the exercise price equal to the closing sale price of the Company's Common Stock as reported in the Wall Street Journal as of the date on which Employee's employment with the Company commences (hereafter, "the Market Rate Options"); the other One Hundred Thousand (100,000) options shall be granted pursuant to a stock option agreement in the form of Exhibit C hereto and shall be exercisable at the exercise price of Ten Dollars ($10) per share (hereafter, "the $10 Options"). The options shall expire on March 18, 2009, or if earlier, 30 days after the date on which Employee's employment terminates or, in the event of Employee's death or permanent disability as determined by the Board of Directors, twelve (12) months after such death or disability is determined. Subject to the provisions of Section 3 hereof, the options shall vest and become exercisable according to the following schedule: On and after March 18, 2001, 50% of the Market Rate Options and 50% of the $10 Options shall become exercisable; on and after March 18, 2002, an additional 25% of the Market Rate Options and an additional 25% of the $10 Options shall become exercisable and on and after March 18, 2003, the balance of the Market Rate Options and the $10 Options shall become exercisable. If the exercise price of the Market Rate Options, as determined above, exceeds six dollars ($6) per share, then the number of Market Rate Options (rounded off to the next whole share) granted to the Employee on March 19, 1999 shall be determined by multiplying 100,000 by the result obtained under the following formula: 4 /(10 minus the exercise price of the option). Notwithstanding the result obtained by applying the foregoing formula, the number of Market Rate Options shall not exceed 130,000.

         At the commencement of Employee's employment on March 19, 1999, the Employee shall purchase Thirty-Five Thousand (35,000) shares of Common Stock under the Company's Key Executive Stock Ownership Program at a price equal to the closing sale price of the Company's common stock as reported in the Wall Street Journal on the date on which the Employee's employment with the Company commences, to be paid for by a full recourse note providing for annual interest equal to the lowest rate allowed under the Internal Revenue Service's imputed interest rules. At the end of each calendar year, if the Employee is then employed by the Company, the amount of the then-accrued interest shall be forgiven, and the interest shall become taxable to Employee as compensation. The loan shall be secured by the Thirty-Five Thousand (35,000) shares of stock, which shall be pledged to the Company. The amount borrowed and secured by the note shall be repaid to the Company by the Employee over ten (10) years, with a mandatory principal reduction of at least ten percent (10%) per annum of the original balance. Such principal payments shall commence on January 1, 2001. If Employee is terminated with cause, the entire balance of the note, principal and interest, will become due and owing immediately. If Employee voluntarily resigns or is terminated without cause, or if termination is the result of death or disability, Employee shall repay the entire amount of the loan, principal and interest, within ninety (90) days of such termination.

         14. Additional Benefits. During his employment hereunder, Employee shall be entitled to receive all other benefits of employment generally available to the Company's other management executives as he becomes eligible for them, including group health and life insurance benefits, and the right to participate in the salary deferral plan. Regardless of the vacation periods available to other management employees, Employee shall be entitled to four (4) weeks' paid vacation per year.

         15. Expenses. During his employment hereunder, the Company shall reimburse Employee for reasonable out-of-pocket expenses incurred in connection with the Company's business, including travel expenses, food and lodging while away from home, subject to such policies as the Company may from time to time reasonably establish for its other employees. The Company shall reimburse Employee for all reasonable costs associated with Employee's relocation to the greater Bay Area and Employee shall receive a lump sum payment of Twenty-Five Thousand Dollars ($25,000) to cover incidental expenses associated with that relocation. To the extent that the expense reimbursements under this Section are included in Employee's income for purposes of federal and state taxes, the Company shall increase such reimbursement: (1) by an amount sufficient to provide for the payment of such taxes and (2) by an amount sufficient to provide for the payment of taxes on such taxes, but not by any additional amount

         16. Return of Documents. On termination of employment for any reason, Employee will promptly return to the Company all documents and other materials relating to the Company's business, together with all copies thereof, including but not limited to Company reports, job files, operating manuals, technical blueprints or plans, business forecasts, market summaries, proposals, job notes and customer lists, and any other files or documents that could reasonably be construed to be of value to the Company.

         17. No Solicitation of Customers or Employees.
         (a) Employee agrees that all clients of the Company for which Employee provides services during Employee's employment, and all prospective Company clients as described below, are solely the clients of the Company and not of the Employee. Employee agrees that if his employment terminates, except in the case of any First Year or Future Change of Control, he will not, for a period of one
(1) year after the date of such termination, either directly or indirectly, solicit business, as to products or services competitive with those of the Company, from any of the Company's clients or prospective clients as described below. For purposes of this Section, the term "prospective clients" shall mean clients from whom Employee and/or Company has actively solicited business within one (1) year prior to Employee's termination.

         (b) Employee agrees that the Company has invested substantial time and effort and resources in assembling, training and managing its present staff of personnel, which constitutes a significant asset of the Company. Accordingly, Employee agrees that, both while employed and for a period of one (1) year after termination of employment, Employee will not directly or indirectly induce or solicit or encourage any of the Company's employees to leave their employment with the Company.

         18. Disclosure of Confidential Client Information Prohibited. In the course of his employment, Employee will have access to confidential records and data pertaining to the Company's clients and to the relationship between these clients and the Company. Employee agrees that such information is considered secret and is disclosed to Employee in confidence. In consideration of this access to this confidential information, Employee agrees that he shall not, directly or indirectly, disclose or use any such information, except as required in the course of his employment by the Company, until such information otherwise becomes public knowledge.

         19. Disclosure of Confidential Company Information Prohibited. Employee agrees that he will regard and preserve as confidential and will not divulge to unauthorized persons, or use or permit persons who are under his direction or supervision to divulge or use, for any purposes other than those related to the business of the Company, either during or after the term of this Agreement, any information, matter or thing of a secret, confidential or private nature connected with the business of the Company, or any of its suppliers, customer or affiliates, without the written consent of the Board of Directors, until such time as such information otherwise becomes public knowledge. Included within the meaning of the foregoing are matters of a technical nature, such as know-how, formulae, computer programs, software and documentation, secret processes or machines, inventions and research projects; and matters of a business nature such as information about costs, profits, markets, sales, customers, suppliers and employees (including salary, evaluation and other personnel data), and plans for further development; and any other information of a similar nature to the extent not available to the public.

         20. Company's Ownership of Intangibles. All processes, techniques, trade secrets, computer programs or applications, formulae, inventions, copyrights, trademarks and other intangible rights that may be conceived or developed by Employee, either alone or with others, during the term of Employee's employment (hereafter "work products"), whether or not conceived or developed during Employee's working hours, whether or not reduced to writing, and with respect to which the equipment, supplies, facilities, premises or property of the Company were used, or that relate to the business of the Company or the Company's actual or demonstrable and anticipated research and development, or that result from any work performed by Employee for or on behalf of the Company, shall be the sole property of the Company.

                  Employee acknowledges and agrees that all such work products shall be the sole property of the Company, and Employee hereby assigns to the Company Employee's entire right and interest in all such work products. Employee shall execute all documents, including patent applications and assignments, required by the Company to establish the Company's rights under this Section; provided, however, that such assignment does not apply to any invention which qualifies fully under the provisions of Section 2870 of the California Labor Code.

         21. Effect of Combination or Dissolution. This Agreement shall not be terminated by the Company's voluntary or involuntary dissolution or by any merger in which the Company is not the surviving or resulting corporation, or on any transfer of all or substantially all of the Company's assets. In the event of any such merger or transfer of assets, the provisions of this Agreement shall be binding on and inure to the benefit of Employee and the surviving business entity or the business entity to which such assets shall be transferred.

         22. Employment Rights. Nothing in this Agreement shall be deemed to constitute a lifetime employment contract between Employee and the Company, and nothing contained herein shall be deemed to give Employee any right to be retained in the employment of the Company beyond the term of this Agreement, subject to provisions on earlier termination. This Agreement shall in no way serve to enlarge or extend the employment rights or obligations of Employee beyond those under California law, except as expressly stated herein.

         23. Notices. Any notice to the Company required or permitted under this Agreement shall be given in writing to the Company, either by personal service or by registered or certified mail, postage prepaid, addressed to the attention of the Chairman of the Board, as its then principal place of business, which at this time is 7655 Redwood Boulevard, Novato, California 94945. Any such notice to Employee shall be given in a like manner and, if mailed, shall be addressed to Employee at his home address then shown on the Company's records. For the purpose of determining compliance with any time limit in this Agreement, a notice shall be deemed to have been duly given (a) on the date of service, if served personally on the party to whom notice is to be given, or (b) on the second business day after mailing, if mailed to the party to whom the notice is to be given in the manner provided in this Section.

         24. Arbitration. Any controversy or claim arising out of or relating to this Agreement, or breach of this Agreement, shall be settled by arbitration in accordance with the Arbitration Rules of the American Arbitration Association relating to employment disputes, and judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction. Each party shall pay the fees of his own attorney, and the expenses of his witnesses and all other expenses connected with presenting his case. Other costs of the arbitration, including the cost of any record or transcript of the arbitration, administrative fees and all other fees and costs, shall be borne equally by the parties.

         25.  Injunction.   Notwithstanding  the  foregoing  Section  concerning
arbitration, in addition to other remedies provided by law or this Agreement, the Company shall have the right to obtain injunctive relief against the breach of any or all the provisions of Sections 16 through and including 20 of this Agreement by Employee. In the event that injunctive relief is sought by the Company pursuant to this Section, any other claims by the Company arising from or relating to this Agreement, or the breach of this Agreement, may, at the option of the Company, be asserted in the same action.

         26. Integration. This Agreement contains the entire agreement between the parties and supersedes all prior oral and written agreements, understandings, commitments and practices between the parties, including all prior employment agreements, whether or not fully performed by Employee before the date of this Agreement. No amendments to this Agreement may be made except by a writing signed by both parties.

         27. Severability. If any provision of this Agreement is held invalid or unenforceable, the remainder of this Agreement shall nevertheless remain in full force and effect. If any provision is held invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

         28. Choice of Law. The formation, construction and performance of this Agreement shall be construed in accordance with the laws of the State of California.

                             COMPANY:

                             HARDING LAWSON ASSOCIATES GROUP, INC.,
                             a Delaware corporation

                             By: /s/ D. K. Stager
Date:  3-10-99               Donald K. Stager
                             Chairman of the Compensation Committee


                             HARDING LAWSON ASSOCIATES GROUP, INC.,
                             a Delaware corporation

                             By: /s/ Gregory A. Thornton
Date:  3-10-99               Gregory A. Thornton
                             Chief Executive Officer and
                             Chief Financial Officer



                             /s/ Robert L.Costello, Jr.
Date:  3-19-99               Robert L. Costello, Jr.